Exhibit 99.2

Unaudited pro forma condensed combined financial information

On January 27, 2015, CommScope Holding Company, Inc. (CommScope) announced that it had entered into an agreement to acquire TE Connectivity’s Telecom, Enterprise and Wireless business, also known as the Broadband Network Solutions business (the BNS Business or BNS), in an all-cash transaction valued at approximately $3.0 billion (the BNS Acquisition).

The following Unaudited pro forma condensed combined financial statements are based on the historical financial statements of CommScope and the BNS Business and are prepared using the acquisition method of accounting with CommScope treated as the acquirer. The Unaudited pro forma condensed combined statements of operations are presented as if the BNS Acquisition occurred on January 1, 2014. The Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based on CommScope’s consolidated statement of operations for the year ended December 31, 2014 and the BNS Business’ combined statement of operations for the fiscal year ended September 26, 2014. The Unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015 is based on CommScope’s condensed consolidated statement of operations for the three months ended March 31, 2015 and the BNS Business’ condensed combined statement of operations for the quarterly period ended March 27, 2015. The Unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2015 combines the historical results of CommScope for the twelve months ended March 31, 2015 and the historical BNS Business results for the twelve months ended March 27, 2015 and then applies pro forma adjustments consistent with those used in the preparation of the Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and the three months ended March 31, 2015. The Unaudited pro forma condensed combined balance sheet as of March 31, 2015 is presented as if the BNS Acquisition occurred on March 31, 2015 and is based on CommScope’s condensed consolidated balance sheet as of March 31, 2015 and the BNS Business’ condensed combined balance sheet as of its fiscal quarter end of March 27, 2015.

As of the date of this offering memorandum, CommScope has not performed the detailed valuation studies necessary to derive the required estimates of the fair value of the BNS Business assets to be acquired and liabilities to be assumed and the related allocations of the purchase price, nor has CommScope identified the adjustments necessary, if any, to conform the BNS Business’ accounting policies to those of CommScope. As indicated in Note 4 to the Unaudited pro forma condensed combined financial statements, CommScope has made certain adjustments to the historical book values of the assets and liabilities of the BNS Business to reflect preliminary estimates of the fair values necessary to prepare the Unaudited pro forma condensed combined financial statements, with the excess of the estimated purchase price over the net assets of the BNS Business, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results are expected to differ from these Unaudited pro forma condensed combined financial statements once CommScope has determined the final purchase price for the BNS Business, completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for BNS. Such differences may be material.

These Unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	CommScope’s audited consolidated financial statements and related notes thereto contained in CommScope’s Annual Report on Form 10-K for the for the year ended December 31, 2014

•	CommScope’s unaudited condensed consolidated financial statements and related notes thereto contained in CommScope’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015.

•	The audited combined financial statements of the BNS Business of TE Connectivity Ltd. as of September 26, 2014 and September 27, 2013 and for the years ended September 26, 2014, September 27, 2013 and September 28, 2012 included in Exhibit 99.1 to the Current Report on Form 8-K filed on March 2, 2015

•	BNS Business’ unaudited condensed combined financial statements and related notes thereto for the three and six months ended March 28, 2015 included in Exhibit 99.1 to this Current Report on Form 8-K

The Unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the BNS Acquisition been completed as of the dates presented, and should not be taken as being representative of the future consolidated results of operations or financial condition of the combined company.

The Unaudited pro forma condensed combined financial statements do not include the realization of any future cost savings or synergies or restructuring or integration charges that are expected to result from the BNS Acquisition.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014

(in thousands, except per share amounts)

	Historical				Pro Forma
	CommScope	BNS	Pro Forma Adjustments		Condensed Combined
Net sales	$3,829,614	$1,938,739	$—		$5,768,353
Operating costs and expenses:
Cost of sales	2,432,345	1,235,469	(30,701)	A	3,647,868
			10,755	B
Selling, general and administrative	484,891	383,080	1,434	B	877,897
			8,492	C
Research and development	125,301	99,038	2,151	B	226,490
Amortization of purchased intangible assets	178,265	—	119,345	D	297,610
Restructuring costs, net	19,267	39,176	—		58,443
Asset impairments	12,096	—	—		12,096

Total operating costs and expenses	3,252,165	1,756,763	111,476		5,120,404

Operating income	577,449	181,976	(111,476)		647,949
Other expense, net	(86,405)	—	—		(86,405)
Interest expense	(178,935)	(3,015)	(175,074)	E	(338,968)
			18,056	F
Interest income	4,954	754	(2,705)	G	3,003

Income (loss) before income taxes	317,063	179,715	(271,199)		225,579
Income tax (expense) benefit	(80,291)	(105,823)	96,099	H	(77,585)
			12,430	I

Net income	$236,772	$73,892	$(162,670)		$147,994

Earnings per share:
Basic	$1.27				$0.79
Diluted	$1.24				$0.77
Weighted average shares outstanding:
Basic	186,905		—		186,905
Diluted	191,450		395	J	191,845

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015

(in thousands, except per share amounts)

	Historical				Pro Forma
	CommScope	BNS	Pro Forma Adjustments		Condensed Combined
Net sales	$825,400	$424,911	$—		$1,250,311
Operating costs and expenses:
Cost of sales	532,196	276,761	(7,760)	A	802,264
			1,067	B
Selling, general and administrative	125,671	87,061	142	B	214,997
			2,123	C
Research and development	27,736	22,273	214	B	50,223
Amortization of purchased intangible assets	44,786	—	29,836	D	74,622
Restructuring costs, net	1,871	1,215	—		3,086
Asset impairments	—	—	—		—

Total operating costs and expenses	732,260	387,310	25,622		1,145,192

Operating income	93,140	37,601	(25,622)		105,119
Other expense, net	2,627	—	—		2,627
Interest expense	(36,329)	(737)	(43,769)	E	(76,321)
			4,514	F
Interest income	1,029	192	(676)	G	545

Income (loss) before income taxes	60,467	37,056	(65,553)		31,970
Income tax (expense) benefit	(20,991)	(8,774)	23,310	H	(3,347)
			3,108	I

Net income	$39,476	$28,282	$(39,135)		$28,623

Earnings per share:
Basic	$0.21				$0.15
Diluted	$0.20				$0.15
Weighted average shares outstanding:
Basic	188,480		—		188,480
Diluted	193,137		956	J	194,093

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2015

(in thousands, except per share amounts)

	Historical				Pro Forma
	CommScope	BNS	Pro Forma Adjustments		Condensed Combined
Net sales	$3,719,978	$1,849,108	$—		$5,569,086
Operating costs and expenses:
Cost of sales	2,367,216	1,190,373	(30,928)	A	3,535,794
			9,133	B
Selling, general and administrative	497,534	357,462	1,217	B	864,705
			8,492	C
Research and development	121,167	95,755	1,827	B	218,749
Amortization of purchased intangible assets	178,753	—	119,345	D	298,098
Restructuring costs, net	19,158	19,358	—		38,516
Asset impairments	12,096	—	—		12,096

Total operating costs and expenses	3,195,924	1,662,948	109,086		4,967,958

Operating income	524,054	186,160	(109,086)		601,128
Other expense, net	(80,583)	—	—		(80,583)
Interest expense	(172,984)	(2,993)	(175,074)	E	(332,995)
	—	—	18,056	F
Interest income	4,879	795	(2,705)	G	2,969

Income (loss) before income taxes	275,366	183,962	(268,809)		190,519
Income tax (expense) benefit	(63,605)	(60,644)	95,327	H	(16,492)
			12,430	I

Net income	$211,761	$123,318	$(161,052)		$174,027

Earnings per share:
Basic	$1.13				$0.93
Diluted	$1.10				$0.90
Weighted average shares outstanding:
Basic	187,534		—		187,534
Diluted	191,991		638	J	192,629

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined balance sheet

as of March 31, 2015

(in thousands)

	Historical				Pro Forma
	CommScope	BNS	Pro Forma Adjustments		Condensed Combined
Assets
Cash and cash equivalents	$735,142	$13,165	$(293,656)	K	$454,651
Accounts receivable, net	689,574	322,231	—		1,011,805
Inventories, net	353,060	223,223	41,892	L	618,175
Prepaid expenses and other current assets	65,152	48,050	—		113,202
Deferred income taxes	45,017	45,303	26,512	M	116,832

Total current assets	1,887,945	651,972	(225,252)		2,314,665
Property, plant and equipment, net	282,244	186,722	78,344	N	547,310
Goodwill	1,449,822	584,103	(584,103)	O	2,825,497
			1,375,675	P
Other intangible assets, net	1,214,832	221,669	(221,669)	O	2,364,832
			1,150,000	Q
Other noncurrent assets	123,597	179,048	(87,536)	R	306,395
			(4,223)	S
			63,125	T
			32,384	U

Total assets	$4,958,440	$1,823,514	$1,576,745		$8,358,699

Liabilities and Stockholders’ Equity
Accounts payable	$234,032	$143,216	—		$377,248
Other accrued liabilities	236,385	124,237	42,000	V	455,233
			52,611	W
Current portion of long-term debt	8,972	89,384	12,500	X	102,106
			(8,750)	Y

Total current liabilities	479,389	356,837	98,361		934,587
Long-term debt	2,697,173	—	3,237,500	X	5,446,368
			(488,305)	Y
Deferred income taxes	318,214	30,114	153,543	M	501,871
Other noncurrent liabilities	124,310	46,878	—		171,188

Total liabilities	3,619,086	433,829	3,001,099		7,054,014
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	1,904	—	—		1,904
Additional paid-in capital	2,167,740	1,405,315	(1,405,315)	Z	2,167,740
Retained earnings (accumulated deficit)	(702,044)	—	(34,669)	AA	(736,713)
Accumulated other comprehensive income (loss)	(117,611)	(15,630)	15,630	Z	(117,611)
Treasury stock, at cost	(10,635)	—	—		(10,635)

Total stockholders’ equity	1,339,354	1,389,685	(1,424,354)		1,304,685

Total liabilities and stockholders’ equity	$4,958,440	$1,823,514	$1,576,745		$8,358,699

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to unaudited pro forma condensed combined financial statements

(In thousands, unless otherwise noted)

NOTE 1: BUSINESS COMBINATION

CommScope will account for the BNS Acquisition using the acquisition method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which are expected to change upon finalization of appraisals and other valuation studies. The final allocation will be based on the actual purchase price and the assets and liabilities that exist as of the date of the BNS Acquisition. The final adjustments could be materially different from the unaudited pro forma adjustments presented herein.

The Unaudited pro forma condensed combined financial statements presented herein reflect the purchase price of $3.0 billion (adjusted for cash acquired and debt assumed, among other items). Although the purchase price is subject to a customary working capital adjustment, no such pro forma adjustment is reflected herein. See Note 2 for further discussion of the purchase price.

The Unaudited pro forma condensed combined statements of operations also include certain accounting adjustments related to the BNS Acquisition that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization of the acquired tangible and intangible assets, increased interest expense on the debt expected to be incurred to complete the acquisition, decreased interest income related to the expected use of cash and cash equivalents to complete the acquisition and amortization of debt issuance costs incurred in connection with the additional debt and the tax impact of these pro forma adjustments.

The Unaudited pro forma condensed combined statements of operations do not reflect certain adjustments that are expected to result from the BNS Acquisition, as well as charges related to the repayment of debt because such items are considered to be of a non-recurring nature. These include the increased cost of goods sold that is expected to result from the write-up of the acquired inventory to its estimated fair value and transaction and integration costs expected to be incurred related to the acquisition and the write-off of debt issuance costs and original issue discount related to the portion of debt expected to be repaid.

CommScope expects to realize synergies following the BNS Acquisition that are not reflected in the pro forma adjustments. Such synergies may include certain costs that have historically been allocated to the BNS Business. No assurance can be given with respect to the ultimate level of such synergies and the timing of their realization. CommScope expects to incur integration and restructuring costs in conjunction with the integration of BNS. No adjustment for such costs has been reflected in the pro forma adjustments. Integration and restructuring costs recognized after the acquisition could be material to CommScope’s financial position and results of operations.

NOTE 2: PURCHASE PRICE

For purposes of preparing the Unaudited pro forma condensed combined financial statements, the estimated purchase price has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The final purchase price allocation will be based on the estimated fair values of the assets acquired and liabilities assumed at the completion of the BNS Acquisition and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of BNS’ assets and liabilities, revisions to the estimated fair value of identified intangible assets acquired and changes in interest rates. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by CommScope and BNS. Allocation of an increased portion of the purchase price to inventory, property, plant and equipment and any identifiable intangible asset with a finite life will reduce the amount of purchase price allocated to goodwill in the Unaudited pro forma condensed combined financial statements and may result in increased depreciation and/or amortization expense, which could be material.

The purchase price reflected in the pro forma condensed combined financial statements consists of the following:

Base purchase price	$3,000,000
Less: BNS debt assumed (due July 15, 2015)	(89,384)
Plus: BNS cash acquired	13,165
Plus: Pension adjustment (Note 4. W)	52,611
Plus: Deal related severance payable to seller	8,000

Total purchase price	$2,984,392

The estimated allocation of the purchase price as of March 31, 2015 consists of the following:

PURCHASE PRICE ALLOCATION

Book value of net assets acquired	$1,389,685
Less: Write off of BNS existing intangibles and goodwill, net of deferred tax	(697,321)
Less: Remove U.S. net operating losses and tax credit carryforwards not acquired	(195,987)
Establish asset for seller’s indemnification of income tax liabilities	32,384
Establish liability for estimated statutory change in control payments	(42,000)

Adjusted book value of net assets acquired	486,761
Allocation of purchase price over adjusted book value:
Increase inventory to estimated fair value	41,892
Increase property, plant and equipment to estimated fair value	78,344
Identifiable intangible assets at estimated fair value	1,150,000
Increase in net deferred tax liabilities	(148,280)
Goodwill	1,375,675

Total purchase price	$2,984,392

NOTE 3: FINANCING

To finance the BNS Acquisition, CommScope expects to borrow up to $2.75 billion of additional debt, composed of $1.5 billion aggregate principal amount of unsecured notes and $1.25 billion aggregate principal amount of incremental senior secured term loans. In addition, CommScope expects to issue $0.5 billion aggregate principal amount of secured notes and use the proceeds, together with cash on hand, to repay $0.5 billion of its existing term loan facility and pay the related debt issuance costs (the Refinancing). Upon funding of the new debt, CommScope will begin to recognize the related interest expense, even though the BNS Acquisition may not have closed. For purposes of the pro forma financial statements, the secured and unsecured notes and the incremental term loan facility are assumed to have a weighted average interest rate of 5.10%. To the extent the actual interest rates are higher than estimated, additional interest expense will be incurred and such expense could be material. See note E below.

The table below summarizes the expected sources and uses of cash related to the BNS Acquisition and the Refinancing.

Summary of Expected Sources and Uses of Cash(1)

Cash on hand	$293,656	Purchase price paid at closing (2)	$2,931,781
Incremental term loan facility	1,250,000	Repay existing term loans	500,000
Unsecured notes	1,500,000	Transaction costs(3)	48,750
Secured notes	500,000	Debt issuance costs(3)	63,125

Total Sources	$3,543,656	Total Uses	$3,543,656

(1)	The uses of funds does not reflect (i) the obligations CommScope will assume in the BNS Acquisition, including up to $42 million of severance obligations and $9 million of outstanding restructuring liabilities, (ii) any purchase price adjustment related to assumed pension obligations or (iii) an estimate of $125 million to $175 million of cash expenditures to achieve the target of $150 million of annual synergies and cost savings in the third year following closing.
(2)	Represents the cash payment for the BNS Business paid at closing of the transaction, which represents $2,984.4 million total estimated purchase price less purchase price payable of $52.6 million, (see Note 4.W.). This amount reflects $89.4 million of existing indebtedness of the BNS Business that will be assumed by CommScope if the BNS Acquisition is consummated prior to July 15, 2015. If the BNS Acquisition is consummated after July 15, 2015, the cash purchase price and the cash required to fund the BNS Acquisition will correspondingly increase by the amount of such indebtedness.
(3)	Consists of fees and expenses associated with the debt issuances and the BNS Acquisition, including commitment fees, other financing costs and transaction costs for advisory and professional fees relating to the BNS Acquisition and the debt issuances. An increase in actual fees and expenses will result in a corresponding increase in cash required to fund the BNS Acquisition and the Refinancing.

NOTE 4: PRO FORMA ADJUSTMENTS

A.	Reflects the reversal of the amortization of identifiable intangible assets previously recorded by BNS that is eliminated in note O below.

B.	Reflects the estimated additional depreciation as a result of increasing the value of BNS’ property, plant and equipment to estimated fair value (note N). The adjustment assumes an estimated 30-year life for building and improvements and a 5-year weighted average life for machinery and equipment assets. The allocation among income statement line items is based on an estimate of asset utilization.

C.	Reflects the estimated incremental equity-based compensation expense for replacement grants expected to be made as of the acquisition date to BNS Business employees transferring to CommScope.

D.	Reflects the estimated amortization expense of identifiable intangible assets, based on the preliminary valuation and estimated useful lives per note Q below.

E.

Reflects the estimated interest expense (including amortization of debt issuance costs) associated with the debt expected to be incurred to fund the BNS Acquisition and the Refinancing as per note X below, using the estimated weighted average interest rate of 5.10% for the incremental term loan and the secured and unsecured notes and an estimated incremental increase in the interest rate on the remainder of the existing CommScope term loans. The interest rate on CommScope’s existing term loan is LIBOR plus a margin of 2.50%. To the extent the margin on the new term loan exceeds the 2.50% margin on the existing term loan facility by more than 0.50%, the interest rate on CommScope’s existing term loan will be adjusted to the margin on the new term loan less 0.50%. The effect of a 25 basis point increase in the estimated interest rates on the new debt would result in an estimated increase of $9.0 million annually ($2.26 million quarterly) in pretax interest expense (including the impact on the existing term loan of a 25 basis point increase in the margin on the new term loan). No original issue discount (OID) is assumed in these pro forma adjustments. For each 25 basis points of OID on the new term loan, CommScope would receive $3.1 million less in proceeds and annual noncash interest cost would increase by $0.4 million.

F.	Reflects the reduction of interest expense for the portion of the existing senior secured term loans repaid using the proceeds from the offering of the secured notes as discussed in note 3 above.

G.	Reflects the reversal of interest income recognized by CommScope and BNS related to the cash assumed to be used to fund the acquisition per note 3 above.

H.	Reflects the income tax impact of the pro forma adjustments at their estimated effective tax rates.

I.	Reflects the elimination from the BNS historical tax provision of the estimated additional valuation allowance established related to certain net operating loss and tax credit carryforwards not acquired and eliminated per note R below.

J.	Reflects the dilutive effect of replacement equity based grants assumed to be issued as of the acquisition date.

K.	Reflects the use of cash and cash equivalents of the combined entity to fund a portion of the BNS Acquisition and the Refinancing. The amount of cash available to fund the BNS Acquisition at the closing of the transaction will depend on the operating results, working capital needs and capital expenditures prior to the closing, among other factors. The use of cash on hand does not reflect the amounts that may be used to settle the debt assumed in the acquisition or payment of the statutory change in control liabilities established as of the acquisition date. See note 3 above for sources and uses of cash.

L.	Reflects an adjustment to record the BNS inventory at its estimated fair value. For purposes of the pro forma balance sheet as of March 31, 2015, CommScope estimated the fair value of the BNS inventory based on BNS’ historical gross margin percentages and costs associated with selling activities. The actual adjustment recorded to reflect the estimated fair value of the BNS inventory as of the acquisition date may differ materially from the pro forma adjustment.

M.	Reflects the current and non-current deferred tax impacts of the pro forma adjustments related to the acquired assets and liabilities. The current deferred tax asset adjustment relates to the net impact of the inventory adjustment (note L), certain costs expensed upon acquisition (note AA) and the tax effect of the pro forma adjustment for certain accrued liabilities assumed (note V). The non-current deferred tax liability adjustment represents the net impact of the property, plant and equipment adjustment (note N) and the tax impact of the pro forma adjustment for certain intangible assets (note Q).

N.	Reflects the adjustment of the BNS property, plant and equipment to its estimated fair value as of March 31, 2015. CommScope’s adjustment is based on historical experience of similar acquisitions. The final adjustment to the BNS property, plant and equipment as of the acquisition date will be developed based on a more detailed analysis and the assistance of independent third party appraisers.

O.	Reflects the adjustment to eliminate the identified intangible assets (net of accumulated amortization) and goodwill from the BNS balance sheet as of March 31, 2015.

P.	Reflects the recognition of goodwill for the excess of purchase price over the estimated fair value of the identifiable net assets to be acquired. See the Purchase Price Allocation set forth in Note 2.

Q.	Reflects the estimated fair value of identifiable intangible assets as of March 31, 2015. CommScope estimated the fair value of identifiable intangible assets by reference to what are believed to be acquisitions of comparable companies and the relationship of identifiable intangible assets to purchase price for the reference transactions. The identifiable intangible assets and their related useful lives are estimated as follows:

Identifiable Intangible Asset	Estimated Value (in millions)	Estimated Useful Life (in years)
Patents and technology	$325	7
Trademarks	150	9
Customer contracts and relationships	675	12

The identifiable intangible assets determined as of the acquisition date, their values and their useful lives are expected to differ from these pro forma estimates and such differences may be material.

R.	Reflects the elimination of deferred tax assets related to U.S. net operating loss and tax credit carryforwards not acquired (net of the related valuation allowance for these deferred tax assets) and the elimination of the deferred tax liability related to the BNS intangible assets (note O).

S.	Reflects the estimated write-off of debt issuance costs associated with the repayment of a portion of the outstanding term loans.

T.	Reflects the estimated debt issuance costs expected to be recognized by CommScope in conjunction with issuing debt to fund the BNS Acquisition and the Refinancing.

U.	Reflects the establishment of an asset for the seller’s indemnification for certain pre-closing income tax liabilities.

V.	Reflects the maximum amount due for estimated employee-related liabilities, including statutory change in control payments that may be paid as a result of the BNS Acquisition.

W.	Reflects additional purchase price payable related to the BNS Business net pension liability. CommScope is obligated to assume up to $60 million of net pension and related liabilities. To the extent net pension and related liabilities of less than $60 million are assumed, CommScope would owe such shortfall as additional purchase price. To the extent net pension and related liabilities of more than $60 million are assumed, there would be a reduction in the purchase price equal to such excess. For purposes of these pro forma financial statements it is assumed that the difference between the $60 million and the recorded net pension liability of $7.4 million results in $52.6 million additional purchase price.

X.	Reflects the current and long-term portion of debt expected to be incurred to finance the BNS Acquisition and the Refinancing. The debt reflected in the pro forma adjustment consists of $1.5 billion aggregate principal amount of unsecured notes, $1.25 billion aggregate principal amount of incremental term loan and $0.5 billion aggregate principal amount of secured notes. The current portion represents the anticipated one percent required annual repayment of the incremental term loan.

Y.	Reflects the repayment of $0.5 billion CommScope senior secured term loans expected to be repaid in conjunction with the Refinancing and the related write-off of OID (note AA).

Z.	Reflects the elimination of the separate components of BNS’ equity.

AA.	Reflects estimated acquisition-related costs of $30.0 million, fees associated with the bridge financing of $18.8 million, and the $7.2 million write-off of debt issuance costs and OID related to the early payment of the $0.5 billion aggregate principal amount of the existing term loans charged to expense at the time of the BNS Acquisition and the Refinancing, net of related income tax benefit. This pro forma adjustment reflects the expectation that the bridge loan facility will not be utilized.